EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Jamie Baird (212) 850-5659

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2020 RESULTS

- Record First Quarter Revenues of $2.30 billion, 6.5% Increase Year-over-Year -
- Record First Quarter Diluted EPS of $1.35, 5.5% Increase Year-over-Year -
- Total Remaining Performance Obligations of $4.42 billion, 6.4% Increase Year-over-Year -

NORWALK, CONNECTICUT, April 30, 2020 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2020.

For the first quarter of 2020, net income was $75.7 million, or $1.35 per diluted share, compared to $72.4 million, or $1.28 per diluted share, for the first quarter of 2019. Revenues for the first quarter of 2020 totaled $2.30 billion, an increase of 6.5%, compared to $2.16 billion for the first quarter of 2019.

Operating income for the first quarter of 2020 was $106.0 million, or 4.6% of revenues. This compares to $102.3 million, or 4.7% of revenues, for the first quarter of 2019.

Selling, general and administrative expenses for the first quarter of 2020 totaled $227.0 million, or 9.9% of revenues, compared to $206.2 million, or 9.6% of revenues, for the first quarter of 2019.

The Company's income tax rate for the first quarter of 2020 was 27.4%, compared to an income tax rate of 27.5% for the first quarter of 2019.

Remaining performance obligations at March 31, 2020 were $4.42 billion, compared to $4.16 billion at March 31, 2019. Total U.S. remaining performance obligations grew approximately $284 million year-over-year.

Tony Guzzi, Chairman, President and Chief Executive Officer of EMCOR, commented, “The Company achieved record first quarter revenues, operating income, net income, and diluted earnings per share. We delivered revenue growth of 6.5% during the quarter, 2.7% of which was organic, led by double-digit growth in our U.S. Mechanical Construction and U.S. Industrial Services segments. Our steadfast commitment to excellent project execution delivered operating income growth of 3.6% year-over-year. Despite the uncertainty surrounding the COVID-19 pandemic, we have record remaining performance obligations, up 6.4% year-over-year, underscoring the resiliency of our business and the underlying demand in the marketplace.”

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EMCOR Reports First Quarter Results	Page 2

Mr. Guzzi added, “Our U.S. Construction segments delivered solid results, posting combined revenue and operating income growth of 6.2% and 6.1% year-over-year, respectively, led by strength in the healthcare and manufacturing market sectors. U.S. Building Services, which saw revenue growth of 1.2% year-over-year, faced the most disruption from the COVID-19 pandemic as the quarter progressed, primarily due to the closure or partial closure of customer facilities. U.S. Industrial Services, on the other hand, performed very well in a difficult environment, delivering revenue and operating income growth of 19.9% and 27.2% year-over-year, respectively, driven by strength in our field services operations, as a result of strong execution on several large turnarounds. Finally, we are pleased by the sustained strength in our U.K. Building Services segment, which generated revenue growth of 4.5% year-over-year and operating income growth of 39.2% year-over-year, resulting in 120 basis points of operating margin expansion.”

Mr. Guzzi concluded, “In response to the abrupt drop in activity due to the COVID-19 pandemic, we are focusing on the elements of our business within our control and reacting to the macroeconomic disruptions in a disciplined and process-oriented manner. Our robust contingency plans are serving us well as the situation evolves daily. We have implemented strict safety protocols for our employees and are reducing costs where appropriate. We continue to perform work for our customers where we are able to operate and are prepared to execute on our existing remaining performance obligations and support our customers as they restart their operations. Overall, we are in a strong financial position, with a solid and liquid balance sheet and access to additional capital through our recently amended and extended credit facility. We also have solid remaining performance obligations and a healthy project pipeline. We did, however, begin to experience certain disruptions caused by the pandemic and the associated containment and mitigation measures late in the first quarter and expect continued headwinds going into the second quarter and possibly into the third quarter. Looking forward, we are well-positioned to continue to serve our customers during this crisis and when the environment normalizes.”

EMCOR Group, Inc. is a Fortune 500 leader in mechanical and electrical construction services, industrial and energy infrastructure and building services. This press release and other press releases may be viewed at the Company’s website at www.emcorgroup.com. EMCOR routinely posts information that may be important to investors in the “Investor Relations” section of our website at www.emcorgroup.com. Investors and potential investors are encouraged to consult the EMCOR website regularly for important information about EMCOR.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Thursday, April 30, at 10:30 AM Eastern Daylight Time. The live call may be accessed through the Company's website at www.emcorgroup.com.

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EMCOR Reports First Quarter Results	Page 3

Forward Looking Statements:

This release contains certain forward-looking statements. Any such comments speak only as of April 30, 2020 and EMCOR assumes no obligation to update any such forward-looking statements, unless required by law. These forward-looking statements may include statements regarding anticipated future operating and financial performance, the nature and impact of our remaining performance obligations, our ability to pursue acquisitions, our ability to return capital to shareholders, market opportunities, market growth and customer trends. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated (whether expressly or implied) by the forward-looking statements. Accordingly, these statements are no guarantee of future performance. Such risks and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR’s services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity, mix of business, the impact of the 2020 ransomware attack, and the impact of the COVID-19 pandemic on our revenue and operations, including employees, construction activity, and facilities utilization, and the risk factors associated with EMCOR’s business discussed in Part I, Item 1A “Risk Factors,” of the Company’s 2019 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov and www.emcorgroup.com.

Non-GAAP Measures:

This release may include certain financial measures that were not prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company uses these non-GAAP measures as key performance indicators for the purpose of evaluating performance internally. We also believe that these non-GAAP measures provide investors with useful information with respect to our on-going operations. Any non-GAAP financial measures presented are not, and should not be viewed as, substitutes for financial measures required by GAAP, have no standardized meaning prescribed by GAAP and may not be comparable to the calculation of similar measures of other companies.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2020	2019
Revenues	$2,299,832	$2,158,728
Cost of sales	1,966,771	1,849,974
Gross profit	333,061	308,754
Selling, general and administrative expenses	226,997	206,169
Restructuring expenses	69	275
Operating income	105,995	102,310
Net periodic pension (cost) income	742	406
Interest expense, net	(2,488)	(2,823)
Income before income taxes	104,249	99,893
Income tax provision	28,584	27,483
Net income	$75,665	$72,410

Basic earnings per common share	$1.35	$1.29

Diluted earnings per common share	$1.35	$1.28

Weighted average shares of common stock outstanding:
Basic	56,007,122	56,168,356
Diluted	56,210,728	56,424,222

Dividends declared per common share	$0.08	$0.08

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2020 (Unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$347,092	$358,818
Accounts receivable, net	2,055,483	2,030,813
Contract assets	195,265	177,830
Inventories	35,387	40,446
Prepaid expenses and other	52,161	51,976
Total current assets	2,685,388	2,659,883
Property, plant & equipment, net	157,848	156,187
Operating lease right-of-use assets	237,796	245,471
Goodwill	1,064,853	1,063,911
Identifiable intangible assets, net	597,897	611,444
Other assets	91,765	93,462
Total assets	$4,835,547	$4,830,358
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt and finance lease liabilities	$10,360	$18,092
Accounts payable	592,576	665,402
Contract liabilities	590,873	623,642
Accrued payroll and benefits	301,878	382,573
Other accrued expenses and liabilities	237,973	195,757
Operating lease liabilities, current	52,722	53,144
Total current liabilities	1,786,382	1,938,610
Borrowings under revolving credit facility	200,000	50,000
Long-term debt and finance lease liabilities	294,181	244,139
Operating lease liabilities, long-term	198,492	204,950
Other long-term obligations	328,898	334,879
Total liabilities	2,807,953	2,772,578
Equity:
Total EMCOR Group, Inc. stockholders’ equity	2,026,948	2,057,134
Noncontrolling interests	646	646
Total equity	2,027,594	2,057,780
Total liabilities and equity	$4,835,547	$4,830,358

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2020 and 2019
(In thousands) (Unaudited)

	2020	2019
Cash flows - operating activities:
Net income	$75,665	$72,410
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	11,767	10,585
Amortization of identifiable intangible assets	14,747	11,610
Provision for (recovery of) credit losses	2,614	(673)
Deferred income taxes	4,375	2,496
Excess tax benefits from share-based compensation	(157)	(499)
Non-cash share-based compensation expense	3,291	3,557
Other reconciling items	199	467
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(191,314)	(157,388)
Net cash used in operating activities	(78,813)	(57,435)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired	(2,582)	(31,124)
Proceeds from sale or disposal of property, plant and equipment	196	1,023
Purchase of property, plant and equipment	(12,035)	(13,113)
Investments in and advances to unconsolidated entities	—	(794)
Net cash used in investing activities	(14,421)	(44,008)
Cash flows - financing activities:
Proceeds from revolving credit facility	200,000	—
Repayments of revolving credit facility	(50,000)	—
Proceeds from long-term debt	300,000	—
Repayments of long-term debt and debt issuance costs	(257,549)	(3,800)
Repayments of finance lease liabilities	(1,277)	(1,053)
Dividends paid to stockholders	(4,500)	(4,480)
Repurchase of common stock	(99,048)	—
Taxes paid related to net share settlements of equity awards	(2,492)	(3,735)
Issuance of common stock under employee stock purchase plan	1,638	1,323
Payments for contingent consideration arrangements	(653)	(23)
Distributions to noncontrolling interests	—	(40)
Net cash provided by (used in) financing activities	86,119	(11,808)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4,678)	1,298
Decrease in cash, cash equivalents, and restricted cash	(11,793)	(111,953)
Cash, cash equivalents, and restricted cash at beginning of year (1)	359,920	366,214
Cash, cash equivalents, and restricted cash at end of period (2)	$348,127	$254,261

(1)	Includes $1.1 million and $2.3 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of December 31, 2019 and 2018, respectively.

(2)	Includes $1.0 million and $2.2 million of restricted cash classified as “Prepaid expenses and other” in the Consolidated Balance Sheets as of March 31, 2020 and 2019, respectively.

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2020	2019
Revenues from unrelated entities:
United States electrical construction and facilities services	$525,229	$528,070
United States mechanical construction and facilities services	834,112	752,409
United States building services	518,083	512,079
United States industrial services	310,031	258,645
Total United States operations	2,187,455	2,051,203
United Kingdom building services	112,377	107,525
Total worldwide operations	$2,299,832	$2,158,728

	For the three months ended March 31,
	2020	2019
Operating income (loss):
United States electrical construction and facilities services	$43,903	$42,951
United States mechanical construction and facilities services	45,171	40,985
United States building services	20,838	27,483
United States industrial services	12,257	9,636
Total United States operations	122,169	121,055
United Kingdom building services	5,764	4,141
Corporate administration	(21,869)	(22,611)
Restructuring expenses	(69)	(275)
Total worldwide operations	105,995	102,310
Other corporate items:
Net periodic pension (cost) income	742	406
Interest expense, net	(2,488)	(2,823)
Income before income taxes	$104,249	$99,893

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